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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-A/A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                 COREL CORPORATION
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            (Exact name of Registrant as specified in its Charter)

                 CANADA                           NOT APPLICABLE
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        (State of Incorporation or Organization)    (I.R.S. Employer
                                                    Identification No.)

        1600 CARLING AVENUE, OTTAWA, ONTARIO, CANADA                K1Z 8R7
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        (Address of principal executive offices)                   (Zip Code)

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [_]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

     Securities registered pursuant to Section 12(b) of the Act: NONE

     Securities registered pursuant to Section 12(g) of the Act: COMMON SHARE PURCHASE RIGHTS

Item 1.  Description Of Registrant's Securities To Be Registered.

The Form 8-A filed with the Commission on March 25, 1999 is amended as set forth herein.

As of March 31, 1999, the Board of Directors of Corel Corporation (the "Company") amended and restated its Shareholder Rights Plan Agreement ("Rights Agreement"), dated as of February 11, 1999, between the Company and Montreal Trust Company of Canada, as Rights Agent. The amendments clarify the method of calculating the holdings of a "Beneficial Owner" of the Company's securities.

The amendments provide that a person who enters into a "Lock-up Agreement" (as discussed below) to acquire Voting Securities of the Company will not be considered the Beneficial Owner of any security of the Company deposited or tendered pursuant to such Lock-Up Agreement until the earlier of the time at which the tendered securities are accepted unconditionally for payment or exchange, or the time at which the securities are taken up and paid for by or on behalf of such person. This amendment brings calculation of Beneficial
Ownership of the Company's securities for parties seeking to acquire securities under a Lock-Up Agreement into line with the calculation of Beneficial Ownership of an offeror in a Take-over Bid. A Lock-Up Agreement is an agreement between a person and one or more holders of the Company's Voting Securities (as defined in the Rights Agreement), pursuant to which each Locked-up Person agrees to
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deposit or tender the Voting Shares (as defined in the Rights Agreement) held by such holder to a Take-over Bid made by the person or any such person's
Affiliates or Associates (each as defined in the Rights Agreement), provided that the Lock-up Agreement (i) permits the holder of the Voting Securities to withdraw from the Lock-Up Agreement in favor of a competing offer with certain specified characteristics, and (ii) limits to levels specified in the Rights Agreement the "break-up" or "top-up" fees chargeable to the holder of the Voting Securities for the holder's withdrawal from a Lock-Up Agreement in favor of another Take-over Bid.

In addition, as amended, the Rights Agreement clarifies the meaning of "Associates", whose shares of the Company's Voting Securities are included with those of a "Beneficial Owner" for calculating such person's ownership. As amended, the Rights Agreement specifies that an "Associate," when used to indicate a relationship with a specified Person, is a spouse of that Person, any Persons of the same or opposite sex with whom that Person is living in a conjugal relationship outside of marriage, a child of that Person or a relative of that Person if that relative has the same residence as that Person.

The Rights Agreement, as amended, was approved by the Company's shareholders at the Annual and Special Shareholders' Meeting on April 14, 1999. Consequently, unless terminated earlier according to its terms, the Rights Agreement shall remain effective until February 11, 2005.

In addition, because the Company's shareholders have approved the Rights Agreement, the terms of the Rights may no longer be amended only by a resolution of the Board of Directors, except for amendments to maintain the validity of the Rights Agreement if changes in governing law would invalidate it, but may be approved only with consent of the holders of a majority of the Corporation's Independent Shareholders (as defined in the Rights Agreement); and from and after such time as a person or group becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights (other than an Acquiring Person) without the consent of a majority of the Rights Holders.

Except as set forth in this Item 1, the description of the Rights and the Rights Agreement set forth in the prior Registration Statement on Form 8-A, filed with the Commission on March 25, 1999 is incorporated herein by reference. The Rights Agreement, as amended, which specifies the terms of the Rights and which includes as exhibits thereto the Form of Rights Certificate, is filed as Exhibit
4.3 hereto. The description of the Rights Agreement in this registration statement, as amended, is qualified in its entirety by such exhibits.

Item 2. Exhibits.

4.3 Shareholder Rights Plan Agreement dated February 11, 1999, as amended and restated through March 31, 2000, between the Company and Montreal Trust as Rights Agent, which includes as Exhibit A the Form of Rights Certificate.

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                                  SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed its behalf by the undersigned, thereto duly authorized.


          COREL CORPORATION



          By: /s/ Michael C.J. Cowpland
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              Dr. Michael C.J. Cowpland
              Chairman of the Board, President, and
              Chief Executive Officer